Exhibit 1.1

Lima, August 6, 2021

Peruvian Securities Commission (Superintendencia del Mercado de Valores)

Dear Sirs,

We acknowledge by means of this current report (hecho de importancia) that IG4 Capital Infrastructure Investments LP (“IG4”) filed an amendment to the Schedule TO with the U.S. Securities and Exchange Commission on the date hereof, informing that the tender offer launched by IG4 to holders of common shares of Aenza S.A.A. in Peru and holders of ADSs of Aenza S.A.A. in the U.S. had expired, with an aggregate of 595,334,125 common shares, including common shares represented by ADSs, validly tendered into the offers. The minimum aggregate number of common shares of Aenza S.A.A. sought in the offers was 107,198,601 common shares, including common shares represented by ADSs.

Additionally, IG4 informed that (i) IG4 agreed to acquire the aforementioned minimum aggregate number of common shares of Aenza S.A.A., (ii) as a consequence of the aggregate number of common shares and ADSs tendered into the offers exceeding the aggregate number of common shares sought in the offers, the proration factor is 0.180065, and (iii) IG4 expects to pay for the common shares and ADSs accepted for payment on August 10, 2021.

Respectfully,

/s/ Luis Francisco Díaz Olivero
Chief Executive Officer
Aenza S.A.A.